Exhibit 15.1

September 8, 2014

Severstal Dearborn, LLC

Dearborn, Michigan

Re: Post-Effective Amendment No. 1 to Registration Statement No. 333-194078 on Form S-3 of AK Steel Holding Corporation

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated September 3, 2014 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Detroit, Michigan